Exhibit 99.1

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Financial Results

for the Third Quarter of 2014

Net revenues increased 34% to $15.1 million.

TAMPA, FLORIDA – November 10, 2014 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce solutions and supply chain services, today announced financial results for the quarter ended September 26, 2014.

Third Quarter Highlights:

●	Completed new $2.0 million term loan and extended $5.0 million credit facility to September 2016
●

Launched enhanced Multi-Language, Multi-Currency EDGE solution to accept payments from European Union customers in their local currency of Euros or Pounds shipped from our partner fulfillment center based in the United Kingdom

●	Total revenue for the 13-week period increased 34% to $15.1 million compared to the same period last year
●	Net income for the 13-week period increased from $279,300 to $371,600 compared to the same period last year

Revenues increased $3,821,100, or 34%, to $15,141,000 for the 13-week period ended September 26, 2014, as compared to $11,319,900 for the 13-week period ended September 27, 2013. This increase is the result of higher e-commerce order processing volume. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $3,351,400, or 37%, to $12,333,700 for the 13-week period ended September 26, 2014, as compared to $8,982,300 for the 13-week period ended September 27, 2013. As a percentage of revenue, cost of revenue was 81% for the 13-week period ended September 26, 2014, as compared to 79% for the 13-week period ended September 27, 2013. This increase is primarily related to the increase in fulfillment employees and contract labor needed to manage order growth and fulfillment-related costs incurred as part of the expanded warehouse space.

Selling, general and administrative expenses increased by $247,800, or 13%, to $2,099,700 for the 13-week period ended September 26, 2014, as compared to $1,851,900 for the 13-week period ended September 27, 2013. This increase was primarily related to increases in staff costs due to additional employees needed to grow client support teams and the rent of the expanded warehouse space.

Interest expense increased by $4,900 to $56,200 for the 13-week period ended September 26, 2014, as compared to $51,300 for the 13-week period ended September 27, 2013.

The Company realized income before the provision for income taxes of $597,500 for the 13-week period ended September 26, 2014, as compared to income before provision for income taxes of $458,300 for the 13-week period ended September 27, 2013.

Income tax expense was $225,900 for the 13-week period ended September 26, 2014 compared to an income tax expense of $179,000 for the 13-week period ended September 27, 2013. Differences between the taxable income and the effective tax rate used for 2014 and 2013, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. During the quarter ended September 26, 2014 the Company evaluated the availability of the net operating loss carryforward balance. Based on this evaluation, the Company made a redetermination of amounts available and the related valuation allowance. During the quarter ended September 26, 2014 the Company has a remaining U.S. (federal and state) net operating loss carry forwards of $1,326,600 which does not begin to expire until 2033. This net operating loss carry forward is fully reserved. The Company also has a Canadian net operating loss carry forward of $1,962,300 which does not begin to expire until 2030. Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $371,600 for the 13-week period ended September 26, 2014, compared with net income of $279,300 for the 13-week period ended September 27, 2013.

Basic income per share from operations for the 13-week period ended September 26, 2014 was $0.02 per weighted average share, compared with basic income of $0.02 per weighted average share for the 13-week period ended September 27, 2013.

Adjusted EBITDA for the 39-week period ended September 26, 2014 was approximately $1,132,800 compared to approximately $1,665,200 for the 39-week period ended September 27, 2013. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization and non-cash compensation. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 39-weeks ended
	September 26, 2014	September 27, 2013
Net income as reported in accordance with US GAAP	$64,400	$602,100
Income tax expense	147,600	416,600
Interest expense	150,800	155,700
Depreciation and software amortization	770,000	490,800
Non-cash compensation	0	0
Adjusted EBITDA	$1,132,800	$1,665,200

“We recently launched our enhanced multi-language, multi-currency EDGE solution to support European Union online shoppers,” said Jagged Peak Chief Executive Officer, Paul Demirdjian. “Our eCommerce and omnichannel order management solutions including fulfillment have now been deployed in the U.S., Canada and the European Union. Our investments in technology and fulfillment solutions will continue as we support the needs of our clients that recognize the scalability of our EDGE based solutions.”

 “We are pleased to take advantage of low interest rates with our new term loan to expand our financial flexibility,” said Jagged Peak Chief Financial Officer, Albert Narvades. “We expect continued growth in orders processed as our clients experience the benefits of selling directly to their customers through our EDGE platform.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 27, 2013.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet multi-location warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. For more information, please visit www.jaggedpeak.com.

Investor Relations

Jagged Peak, Inc.

Albert Narvades, 813-637-6900

CFO

anarvades@jaggedpeak.com

© Copyright 2013, Jagged Peak. All rights reserved.